Exhibit 99.1

NEWS RELEASE

Dynegy Inc.   •   601 Travis Street   •   Suite 1400   •   Houston, Texas   •   77002   •   www.dynegy.com

FOR IMMEDIATE RELEASE	NR12-20

DYNEGY ANNOUNCES RESULTS OF ROSETON AND DANSKAMMER AUCTION

HOUSTON (December 10, 2012) — Dynegy Inc. (NYSE:DYN) announced the results of the U.S. Bankruptcy Court-supervised auction sales process for the Roseton and Danskammer power generation facilities located near Newburgh, New York. The winning bidders are ICS NY Holdings, LLC (ICS) and Louis Dreyfus Highbridge Energy LLC (LDH Energy) for Danskammer and Roseton, respectively, with a combined cash purchase price of $23 million and the assumption of certain liabilities. Dynegy filed a notice with the Court earlier today seeking approval of the sales during a hearing scheduled for December 21, 2012. The sale will close upon the satisfaction of certain closing conditions and the receipt of any necessary regulatory approvals.

Roseton will be sold to LDH Energy for $19.5 million in cash and LDH Energy’s assumption of certain liabilities, including outstanding tax liabilities. LDH Energy has agreed to operate under the terms of the expired union contract, as modified by the unilaterally implemented “last, best and final” offer made to the union on November 7, 2012. Danskammer will be sold to ICS for $3.5 million in cash and ICS’ assumption of certain liabilities. Danskammer, which was rendered inoperable as a result of Superstorm Sandy, will be retired upon completing the appropriate regulatory processes. Following closing of the sale and retirement notification process, ICS will demolish any remaining structures and remediate the site. Dynegy is in the process of communicating with employees whose jobs will be affected by the facility sales.

ABOUT DYNEGY

Dynegy’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC power generation portfolio consists of approximately 6,771 megawatts of primarily natural gas-fired intermediate and peaking power generation facilities. The Dynegy Midwest Generation, LLC portfolio consists of approximately 3,132 megawatts of primarily coal-fired baseload power plants. The DNE portfolio consists of approximately 1,693 megawatts from two power plants which are primarily natural gas-fired peaking and baseload coal generation facilities.

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning the agreed upon sales of the Roseton and Danskammer power generation facilities, including approval of the sales by the U.S. Bankruptcy Court and satisfaction of certain closing provisions. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its most recent Form 10-K, as amended, and subsequent reports on Form 10-Q. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) ability to obtain required bankruptcy court and regulatory approvals or satisfy closing conditions; (ii) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (iii) the anticipated benefits of the overall restructuring activities, Dynegy’s reorganization value and the effects of fresh start accounting; (iv) limitations on

Dynegy’s ability to utilize previously incurred federal net operating losses or alternative minimum tax credits; (v) expectations regarding our compliance with the DMG and DPC Credit Agreements, including collateral demands, interest expense and other payments; (vi) the timing and anticipated benefits of any repayments under the DMG and DPC Credit Agreements; (vii) the timing and anticipated benefits to be achieved through Dynegy’s company-wide cost savings programs, including its PRIDE initiative; (viii) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which Dynegy is, or could become, subject; (ix) beliefs, assumptions and projections regarding the demand for power, generation volumes and commodity pricing, including natural gas prices and the impact on such prices from shale gas proliferation and the timing of a recovery in natural gas prices, if any; (x) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (xi) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the anticipation of higher market pricing over the longer term; (xii) the effectiveness of Dynegy’s strategies to capture opportunities presented by changes in commodity prices and to manage its exposure to energy price volatility; (xiii) beliefs and assumptions about weather and general economic conditions; (xiv) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability; (xv) Dynegy’s focus on safety and its ability to efficiently operate its assets so as to capture revenue generating opportunities and operating margins; (xvi) beliefs about the costs and scope of the ongoing demolition and site remediation efforts at the South Bay power generation facility in California; (xvii) beliefs about the outcome of legal, administrative, legislative and regulatory matters, including the impact of final rules regarding derivatives to be issued by the CFTC under the Dodd-Frank Act; (xviii) expectations regarding our ability to effectively raise capital in light of the recent Chapter 11 cases; (xix) expectations regarding the pending Dynegy Northeast Generation, Inc. Chapter 11 cases; and (xx) expectations regarding performance standards and estimates regarding capital and maintenance expenditures. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Dynegy Inc. Contacts: Media - 713.767.5800; Analysts — 713.507.6466

LDH Energy Contact: Herbert Quan — 203.564.8375